Exhibit 99.1

LINCOLN BANCORP

905 Southfield Drive
Plainfield, Indiana 46168

For Immediate Release

Tuesday April 19, 2005

LINCOLN BANCORP ANNOUNCES FIRST QUARTER EARNINGS

Lincoln Bancorp (Nasdaq: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that net income for the first quarter ended March 31, 2005 was $979,000, or $.20 for basic and $.19 for diluted earnings per share. This compared to net income for the comparable period in 2004 of $812,000, or $.21 for basic and $.20 diluted earnings per share. Return on assets was .48% and return on equity was 3.80% for the first quarter of 2005 compared to .55% and 4.04%, respectively, for the same period last year.

Assets totaled $819.4 million at March 31, 2004, an increase from December 31, 2004 of $10.4 million. The increase in assets occurred in net loans, up $4.5 million, and investment securities available for sale, up $16.1 million. This increase was partially offset by a decline in cash and cash equivalents, down $8.9 million. Loan growth was experienced in commercial and consumer lending while residential mortgage loans declined by $6.9 million from December 31, 2004. The decline in cash and cash equivalents was reinvested into securities available for sale.

Total deposits were $526.5 million at March 31, 2005, an increase of $10.2 million from the $516.3 million at December 31, 2004. Growth occurred in certificates of deposit, up $21.8 million, while money market deposits declined by $13.4 million as a result of high competitive pricing in the market for money market deposits and the migration of funds into certificates of deposit. Borrowed funds declined by $6.6 million from year end 2004 to $177.8 million at March 31, 2005.

Net interest income for the first quarter of 2005 was $5,567,000 compared to $4,029,000 for the same period in 2004. Net interest margin was 3.00% for the three-month period ended March 31, 2005 compared to 2.88% for the same period in 2004. The average yield on earning assets increased 9 basis points in the first quarter 2005 compared to the same period in 2004 while the average cost of interest-bearing liabilities declined 11 basis points for the same period. This increased the interest rate spread from 2.51% at March 31, 2004 to 2.71% at March 31, 2005, or 20 basis points.

The Bank’s provision for loan losses for the first quarter of 2005 was $14,000 compared to $200,000 for the same period in 2004. Nonperforming loans to total loans at March 31, 2005 increased slightly to .95% from .87% at December 31, 2004. Nonperforming assets to total assets were .74% at March 31, 2005 compared to .85% at December 31, 2004. The allowance for loan losses as a percent of loans was .98% at both March 31, 2005 and December 31, 2004. Analysis of the allowance for loan losses at March 31, 2005 indicated no further adjustments were necessary at this time. During the quarter, the Bank recognized $31,000 in net recoveries on previously charged-off loans.

Other income for the three months ended March 31, 2005 was $1,226,000 compared to $671,000 for the same quarter of 2004. The increase of $555,000 in other income was primarily from the increase in service charges on deposit accounts, up $243,000; net realized and unrealized gains on sale of loans, up $145,000; and increase in cash value of life insurance, up $89,000. The majority of the service charge increase was the result of the implementation of the Bank’s courtesy overdraft program Lincoln Advantage in the second quarter of 2004. The increase in gain on sale of loans was the result of greater loan sale volume during the first quarter of 2005 versus the same quarter of 2004. Cash value of life insurance increased from the addition of policies held by First Bank as a result of the merger August 2, 2004, plus an increase in dividend rate.

Other expenses were $5,505,000 for the three months ended March 31, 2005 compared to $3,441,000 for the same three months of 2004. The primary reason for the increase in expenses was the acquisition of First Shares Bancorp during the third quarter of 2004. Full-time equivalent employees have increased from 132.0 for the quarter ended March 31, 2004 to 220.8 for quarter ended March 31, 2005. Our branch locations have increased from nine to seventeen from the end of the first quarter in 2004 to the end of the same quarter in 2005.

Income taxes were approximately 23% of pretax income for the first quarter of 2005 and 2004.

The book value of Lincoln Bancorp common stock was $18.89 per share at March 31, 2005 compared to $18.96 at December 31, 2004.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The companies intend such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. The companies’ ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the companies’ most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact
Tim Unger, President & CEO
Lincoln Bancorp
317-839-6539

2

LINCOLN BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	March 31 2005	December 31 2004
Balance Sheet Data:
Total assets	$ 819,368	$ 808,967
Loans, net (including loans held for sale)	580,518	576,004
Cash and cash equivalents	18,936	27,790
Investment securities available for sale	134,971	118,917
Investment securities held to maturity	1,665	1,695
Deposits	526,544	516,329
Borrowings	177,760	184,330
Stockholders' equity	101,984	101,755

Book value per common share	$ 18.89	$ 18.96
Shares outstanding	5,399,653	5,366,563
Equity to assets	12.45%	12.58%
Non-performing assets to total assets	0.74%	0.85%
Non-performing loans to total loans	0.95%	0.87%
Allowance for loan losses to total loans	0.98%	0.98%

	Three Months Ended March 31
	2005	2004

Operating Data:
Interest Income:
Loans	$ 8,741	$ 6,669
Investment securities	1,184	693
Deposits with financial institutions and federal funds sold	74	17
Dividends on FHLB stock	110	117

Total interest income	10,109	7,496

Interest Expense:
Deposits	2,516	1,433
Borrowings	2,026	2,034

Total interest expense	4,542	3,467

Net Interest Income	5,567	4,029
Provision for loan losses	14	200

Net Interest Income After Provision for Loan Losses
	5,553	3,829

Other Income:
Service charges on deposit accounts	457	214
Net realized and unrealized gains on loans	215	70
Net realized gains (losses) on sale of available for sale securities	-	-
Equity in losses of limited partnership	(45)	(33)
Point of sale income	119	87
Loan servicing fees	106	83
Increase in cash value of life insurance	226	137
Other	148	113

Total other income	1,226	671

Other Expenses:
Salaries and employee benefits	2,635	1,853
Net occupancy expenses	438	237
Equipment expenses	409	186
Data processing expense	622	361
Professional fees	124	115
Mortgage servicing rights amortization	79	24
Advertising and business development	171	103
Core deposit intangible amortization	193	23
Other	834	539

Total other expenses	5,505	3,441

Income before income taxes	1,274	1,059
Income taxes	295	247

Net income	$ 979	$ 812

Basic earnings per share	$ 0.20	$ 0.21

Diluted earnings per share	$ 0.19	$ 0.20

Other Data:
Interest rate spread	2.71%	2.51%
Net interest margin	3.00%	2.88%
Return on average assets	0.48%	0.55%
Return on average equity	3.80%	4.04%
2